Exhibit 5.1 - Press Release dated September 18, 1998

Ursus Telecom Corporation Announces Acquisition of Access Authority, Inc.

SUNRISE, Fla., Sept. 18 /PRNewswire/ -- Taking a major step in the implementation of its growth strategy, Ursus Telecom Corp. (Nasdaq: UTCC), an international long-distance company, announced today the acquisition of Access Authority Inc., a telecommunications company based in Clearwater, Fla. The agreement is structured as a purchase transaction under which terms Ursus purchased all capital stock of privately held Access Authority Inc. for $8 million in cash.

Commenting on the Access Authority acquisition, Luca Guissani, Ursus's Chief Executive Officer, said "The Access Authority acquisition will bolster our competitive position worldwide, providing entry into new markets, including Germany, New Zealand and Japan. It also extends our market penetration in emerging market countries, particularly in Latin America."

According to Jeffrey Chaskin, Ursus's Chief Operating Officer, Access Authority's customer base, network facilities, geographic presence, marketing programs and customer support facilities are extremely complementary to Ursus. "The combination of these two telecommunications companies creates one of the largest players in international call- reorigination," said Chaskin. "This is our first strategic move towards our stated objective of capitalizing on a industry- and sector-wide consolidation trend. We intend to continue to expand our global sales and marketing reach and diversify our customer base and geographic presence."

For the first six months of calendar 1998, Access Authority Inc. recorded revenues of $18.2 million, including $7.9 million for the quarter ended June 30, 1998. Ursus Telecom Corp. recorded revenues of $6.5 million for the quarter ended June 30, 1998.

According to Johannes S. Seefried, Chief Financial Officer of Ursus, the combination of both companies will provide substantial economies of scale. "This single acquisition will provide Ursus with a significant jump in customer traffic," said Seefried, "with call minute traffic nearly quadrupling upon consolidation. We also anticipate the combination to result in $1 million in SG&A savings in corporate executive overhead at Access Authority over the next six months, as compared to historical results for the six-month period ending June 30, 1998.

Access Authority Inc. currently provides telecommunications services to approximately 59,427 customers in 38 countries through a network of 172 independent agents and offers a broad array of competitively priced telecommunications services, including international call-reorigination and prepaid travel cards.

Ursus Telecom Corp. currently provides telecommunications services to approximately 36,000 customers in 14 emerging market countries through a network of exclusive agents. The Company exploits favorable market niches providing competitive and technologically advanced telecommunications services, in particular, call-reorigination, direct access and travel and prepaid calling cards. Call-reorigination is a system that provides foreign customers with the convenience and rate economies of a U.S. dialtone, while direct access requires local switching facilities.

Forward looking statements in this release are based on current expectations which may differ materially from actual results. Forward looking statements include, without limitation, those regarding management's plans, objectives and strategy for future operations, product plans and performance, management's assessment of market factors, and future financial performance. Among factors that could cause actual results to differ materially are changes in business conditions, changes in the telecommunications industry and the general economy; competition; changes in service offerings; risks associated with Ursus's limited operating history, entry into developing markets, and managing rapid growth; and risks associated with international operations,, dependence on effective information systems, and development of the Ursus network. These factors are discussed more fully in Ursus's filings, including its Annual Statement on Form 10-K for the fiscal year ended March 31, 1998, and on Form 10-Q for the quarter ended June 30, 1998, with the Securities and Exchange Commission.